Exhibit 99.1

JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13G to which this Agreement is an exhibit (and any further amendment filed by them) with respect to the Common Stock of SRx Health Solutions, Inc. This Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Dated: June 25, 2026

/s/ Michael A. Parker
Name:	Michael A. Parker

Les Filles, LLC

/s/ Michael A. Parker
Name:	Michael A. Parker
Title:	Manager

Tungsten III LLC

/s/ Michael A. Parker
Name:	Michael A. Parker
Title:	Manager